SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2005

RADIANT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-22065	11-2749765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3925 Brookside Parkway, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 576-6000

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 12, 2005, the Board of Directors of Radiant Systems, Inc. (the “Company”) elected William A. Clement, Jr. as a member of the Company’s Board of Directors, to serve until the next annual meeting of the Company’s shareholders and until his successor has been elected and qualified. Mr. Clement was also elected to serve on the Company’s Audit Committee.

Mr. Clement is the Chairman and Chief Executive Officer of DOBBS, RAM & Company. Founded in 1986, DOBBS, RAM & Company is a is a Tier II contractor engaged by the U.S. Internal Revenue Service to maintain the “E-Filing System,” the national system used to electronically receive federal income tax returns.

Mr. Clement also serves as Chairman of the Board of Directors of the Atlanta Life Financial Group, Inc. and the Atlanta Life Insurance Company. Founded in 1905, the Atlanta Life Financial Group, Inc. sells insurance and investment products.

Mr. Clement is also Co-Chairman of the Atlanta Action Forum; a trustee of the Maynard Jackson Youth Foundation; a member of the Antioch Urban Ministries, Inc; a board member of The Commerce Club; a board member of the Opportunity Funding Corporation; a former board member of the National Cooperative Bank, Washington, DC; a former Chairman of the Board of the Atlanta Business League; a former Vice-Chairman of the Atlanta Chamber of Commerce; a former Vice-Chairman of Atlanta Downtown Improvement District, Inc.; and a former member of The Carter Center Board of Councilors.

Mr. Clement served as the Associate Administrator of the U.S. Small Business Administration in Washington, D.C. during the Carter Administration.

As member of the Society of International Business Fellows, he studied at the London School of Business. He was awarded the CLU (CHARTERED LIFE UNDERWRITER) designation by the American College of Chartered Life Underwriters..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIANT SYSTEMS, INC.

By:	/s/ Mark E. Haidet
Mark E. Haidet
Chief Financial Officer

Dated: April 18, 2005